UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007

THESTREET.COM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET
15TH FLOOR
NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 321-5000

Not Applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into Material Definitive Agreement.

          The information required by this Item 1.01 is included by reference in Item 2.01.

Item 2.01.          Completion of Acquisition or Disposition of Assets.

          On August 2, 2007, TP Newco LLC, a wholly owned subsidiary of TheStreet.com, Inc. (the “Company”) entered into an agreement pursuant to which it acquired 100% of the membership interests in Corsis Technology Group II, LLC (“Corsis”) from David Barnett and Gregg Alwine (the “Sellers”) pursuant to a Membership Interest Purchase Agreement (the “Agreement”), among TP Newco LLC, and each of the Sellers. A copy of the press release announcing the acquisition of Corsis is attached hereto as Exhibit 99.1.

          Corsis, which is based in New York, is a leading provider of custom solutions for advertisers, marketers and content publishers. It also owns Promotions.com, a full-service online interactive marketing agency that implements interactive marketing campaigns for some of the biggest brands in the world.

          The Agreement provided for a purchase price of the membership interests of approximately $20.7 million, consisting of approximately $12.5 million in cash and 694,230 shares of unregistered common stock of TheStreet.com, 485,960 of which were issued to the Sellers and 208,270 of which were placed in escrow pursuant to the terms of an escrow agreement. The shares will be escrowed to secure indemnity obligations until the earlier of two years from the closing date or the date of the last distribution from the escrow fund.

          Pursuant to the Agreement, each of the Sellers entered into five year non-competition and nonsolicitation agreements with the Company with regard to any businesses that compete to any extent with businesses conducted or proposed to be conducted by the Company or its affiliates. Ten percent of the purchase price was allocated to such agreements.

           The Sellers provided representations, warranties and indemnities that are typical and consistent for a transaction of this size. The Agreement provides for the two year survival of such representations, with a $200,000 basket subject to a purchase price cap on the Sellers’ indemnification obligations for breaches of representations and warranties.

          The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as exhibit 2.1 to this Report. The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us or the other parties thereto. The Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement. In addition, the Agreement is modified by the underlying disclosure schedules. Information concerning the subject matter of the representations and warranties may change after the date of the Agreement, such change may or may not be fully reflected in our public disclosures.

Item 3.02          Unregistered Sales of Equity Securities.

           In connection with the acquisition of Corsis described above, on August 2, 2007, the Company issued 694,230 shares of common stock to the Sellers as partial consideration for their membership interests in Corsis. The shares were issued to the Sellers without registration under the Securities Act of 1933, as amended (the “Act”) in reliance upon the exemptions from registration provided under Section 4(2) of the Act. The issuance did not involve any public offering; no general solicitation or general advertising was used in connection with such issuance; the Sellers represented that they were “accredited investors” within the meaning of Rule 501 of Regulation D under the Act and the shares of common stock of the Company were issued with restricted stock legends.

Item 9.01.          Financial Statements and Exhibits.

          (a) Financial statements of businesses acquired.

          Any required financial statements will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

          (b) Pro forma financial information.

          Any required pro forma financial information will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

          (d) Exhibits

2.1	Membership Interest Purchase Agreement By and Among TP Newco LLC, David Barnett, Gregg Alwine and Gregg Alwine as Agent

99.1	Press release, dated August 2, 2007

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

By: /s/Thomas J. Clarke, Jr.
August 8, 2007	Name: Thomas J. Clarke, Jr.
Title: Chief Executive Officer